As filed with the Securities and Exchange Commission on June 1, 2023

Registration No. 333-239160

Registration No. 333-204934

Registration No. 333-190257

Registration No. 333-176567

Registration No. 333-159709

Registration No. 333-125122

Registration No. 333-116976

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-8 REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

Registration Statement No. 333-239160

Registration Statement No. 333-204934

Registration Statement No. 333-190257

Registration Statement No. 333-176567

Registration Statement No. 333-159709

Registration Statement No. 333-125122

Registration Statement No. 333-116976

MONEYGRAM INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1690064
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2828 N. Harwood Street, 15th Floor

Dallas, Texas 75201

(Address of principal executive offices, including zip code)

Robert L. Villaseñor

General Counsel, Corporate Secretary and

Chief Administrative Officer

MoneyGram International, Inc.

2828 N. Harwood Street, 15th Floor

Dallas, Texas 75201

(214) 999-7552

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

MoneyGram International, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment (this “Post-Effective Amendment”) with respect to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by the Registrant with the Securities and Exchange Commission:

•	Registration Statement No. 333-239160 on Form S-8, filed on June 15, 2020, registering 8,900,000 shares of the Registrant’s Class A common stock, par value $0.01 per share (“Registrant Common Stock”).

•	Registration Statement No. 333-204934 on Form S-8, filed on June 12, 2015, registering 2,500,000 shares of Registrant Common Stock.

•	Registration Statement No. 333-190257 on Form S-8, filed on July 30, 2013, registering 5,800,000 shares of Registrant Common Stock.

•	Registration Statement No. 333-176567 on Form S-8, filed on August 30, 2011, registering 10,000,000 shares of Registrant Common Stock.

•	Registration Statement No. 333-159709 on Form S-8, filed on June 3, 2009, registering 39,500,000 shares of Registrant Common Stock.

•	Registration Statement No. 333-125122 on Form S-8, filed on May 20, 2005, registering 7,500,000 shares of Registrant Common Stock.

•	Registration Statement No. 333-116976 on Form S-8, filed on June 30, 2004, registering 7,811,134 shares of Registrant Common Stock.

On June 1, 2023 (the “Closing Date”), the transactions contemplated by that certain Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), dated February 14, 2022, by and between the Registrant, Mobius Parent Corp. and the other parties thereto were consummated. On the Closing Date, the Registrant became a direct wholly owned subsidiary of Mobius Parent Corp.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Registrant Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 1, 2023.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Robert L. Villaseñor
Name: Robert L. Villaseñor
Title: General Counsel, Corporate Secretary and
Chief Administrative Officer

Note: Pursuant to Rule 478 of the Securities Act, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

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